EXHIBIT 21.1
LIST OF SUBSIDIARIES
OF
ALTIRIS, INC.

Name	Place of Incorporation
Altiris AB	Sweden
Altiris Australia Pty Ltd.	Australia
Altiris B.V.	Netherlands
Altiris Computing Edge, Inc.	Utah
Altiris Estonia OÜ	Estonia
Altiris GmbH	Germany
Altiris GmbH	Switzerland
Altiris Japan K.K.	Japan
Altiris Ltd.	United Kingdom
Altiris Mexico S.A de C.V.	Mexico
Altiris S.A.R.L.	France
Altiris Services GmbH	Germany
Altiris Singapore Pte Ltd.	Singapore
FSL, LLC	Utah
Pedestal Software International, Inc.	Delaware
Pedestal Software, Inc.	Delaware
Tonic Software, Inc.	Delaware
Tonic Software, Ltd.	United Kingdom
Wise Solutions, Inc.	Michigan